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                                                                   EXHIBIT 13(a)

                            PACIFIC GLOBAL FUND, INC.
                        d/b/a PACIFIC ADVISORS FUND INC.


                   PLAN OF DISTRIBUTION PURSUANT TO RULE 12b-1


         WHEREAS, Pacific Global Fund, Inc., a Maryland corporation doing business as Pacific Advisors Fund Inc. (the "Corporation"), intends to engage in business as an open-end management investment company and is registered as such under the Investment Company Act of 1940, as amended (the "Act"); and

         WHEREAS, a majority of the Board of Directors of the Corporation, including a majority of those Directors who are not "interested persons" of the Corporation as defined in the Act (the "non-interested directors") and who have no direct or indirect financial interest in the operation of the Plan of Distribution Pursuant to Rule 12b-1 described below (the "Plan") or in any agreements related to the Plan (the "Rule 12b-1 Directors"), have determined, in the exercise of reasonable business judgment and in light of their fiduciary duties under state law and under Section 36(a) and (b) of the Act, that there is a reasonable likelihood that adoption of the Plan will benefit each series ("Fund") of the Corporation and the shareholders of each Fund; and

         WHEREAS, a majority of the Board of Directors of the Corporation, including a majority of the Rule 12b-1 Directors, have approved the Plan by votes cast in person at a meeting called for the purpose of voting on the Plan; and

         WHEREAS, expenditures under this Plan by the Corporation are primarily intended to result in the sale of shares of each Fund of the Corporation within the meaning of paragraph (a)(2) of Rule 12b-1 promulgated under the Act;

         NOW, THEREFORE, the Corporation hereby adopts this Plan in accordance with Rule 12b-1 under the Act, on the following terms and conditions.

         1. DEFINITIONS. The following terms used in this Plan shall have the following meanings:

         (a) "Recipient" shall mean any broker or dealer, administrator, or others that (i) has rendered assistance (whether direct, administrative, or both) in the distribution of shares of the Corporation; (ii) has furnished or will furnish the Corporation's principal underwriter and distributor ("Distributor") (with respect to a Fund) with such information as the Distributor has requested or may request to answer such questions as may arise concerning the sale of shares of the Corporation; and (iii) has been selected by the Distributor to receive payments under the Plan. Notwithstanding the foregoing, a majority of the Rule 12b-1 Directors may remove any broker or dealer as a Recipient.

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         (b) "Qualified Holdings" shall mean, as to any Recipient, all shares of the Corporation owned beneficially or of record by (i) such Recipient, or (ii) such brokerage or other customers, investment advisory or other clients, and/or accounts as to which such Recipient is a fiduciary or custodian or co-fiduciary or co-custodian (collectively, the "Customers"), but in no event shall any such shares be deemed owned by more than one Recipient.


         2.  REIMBURSEMENT FOR DISTRIBUTION ACTIVITIES.

         (a) The Corporation shall reimburse the Distributor for distribution expenses incurred in promoting the sale of each Fund's shares at the rate of 0.25% per annum of each Fund's average daily net assets attributable to shares that were sold by or through such Recipients. Each Fund shall bear its own costs of distribution and reimbursement shall be made from the assets of the Fund the shares of which have been sold. Such expenses shall be calculated and accrued daily and paid within forty-five (45) days of the end of each fiscal quarter of the Corporation. In no event shall such payments exceed the Distributor's actual distribution expenses for that fiscal quarter. The Distributor shall use such payments received from each Fund in its entirety to reimburse itself for its direct distribution expenses, of the type contemplated herein and reviewed from time to time by the Board of Directors, in promoting the sale of such Fund's shares, including, but not limited to, (i) compensating Recipients for providing distribution assistance and administrative support services with respect to assets invested in the Fund, as described below, (ii) costs of sales literature, advertising, and prospectuses (other than those furnished to current shareholders), (iii) promotional and incentive programs, and (iv) state "blue sky" registration expenses.

         The distribution assistance and administrative support services to be rendered by Recipients may include, but shall not be limited to, the following: distributing sales literature and prospectuses, other than those furnished to current shareholders; answering routine inquiries concerning a Fund; assisting in the establishment and maintenance of accounts or sub-accounts in a Fund and in processing purchase and redemption transactions; making a Fund's investment plans and dividend options available; and providing such other information and services in connection with the distribution of shares of a Fund as the Distributor or the Corporation, on behalf of a Fund, may reasonably request. It may be presumed that a Recipient has provided such distribution assistance or administrative support services if it has sufficient Qualified Holdings of shares of the Corporation to entitle it to payments under the Plan. In the event that either the Distributor or the Board of Directors of the Corporation should have reason to believe that, notwithstanding the level of Qualified Holdings, a Recipient may not be rendering appropriate distribution assistance or administrative support services in connection with the sale of shares of the Corporation, then the Distributor, at the request of the Board of Directors, shall require the Recipient to provide a written report or other information to verify that said Recipient is providing appropriate services in this regard.

         Payments received by the Distributor from a Fund under this Plan shall not be used to pay any interest expense, carrying charge, or other financial costs, or allocation of overhead by the

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Distributor. Any unreimbursed expenses incurred for any quarter by the
Distributor may not be recovered in later periods.

         (b) The Distributor shall make payments to any Recipient within forty-five (45) days of the end of each fiscal quarter of the Corporation, at a rate not to exceed 0.25% of the net asset value of Qualified Holdings owned beneficially or of record by the Recipient or by its Customers during such quarter; PROVIDED, HOWEVER, that no such payments shall be made to any Recipient for any such quarter in which its Qualified Holdings do not equal or exceed, at the end of such quarter, the asset minimum ("Minimum Qualified Holdings") to be set from time to time by the Distributor with the approval of the Rule 12b-1 Directors. Such payments to Recipients may be made by the Corporation's investment manager from its own resources (which may include profits derived from the advisory fee it receives from a Fund), or by the Distributor from its own resources.

          A majority the Rule 12b-1 Directors may at any time, or from time to time, decrease and thereafter adjust the percentage rate payable to the Distributor not to exceed the rate set forth above, direct the Distributor to increase or decrease the Minimum Qualified Holdings and/or decrease and thereafter adjust the percentage rate being paid to any Recipient not to exceed the rate set forth above. The Distributor shall notify any and all Recipients of the Minimum Qualified Holdings and the level of payment to such Recipient, and shall provide each such Recipient with written notice within thirty (30) days after any change in these requirements. Including of such change in a revised current prospectus of the Corporation shall be sufficient notice.


         3.  QUARTERLY REPORTS.

         (a) Any agreement adopted pursuant to this Plan shall require the Distributor to provide to the Board of Directors of the Corporation, and the Directors shall review, at least quarterly, a written report specifying in reasonable detail the amounts expended pursuant to this Plan and the purposes for which such expenditures were made.

         (b) The Distributor shall inform the Board of Directors of the Corporation of any commissions and account servicing fees to be paid by the Distributor to broker-dealers and financial institutions which have agreements with the Distributor.


         4.  EFFECTIVENESS, CONTINUATION.

         (a) This Plan shall not take effect until it has been approved by a vote of at least a majority of the outstanding voting securities (as defined in the Act) of the Corporation.

         (b) This Plan shall continue in effect until October 16, 1993 and from year to year thereafter, provided such continuance is specifically approved at least annually by a majority of

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the Board of Directors of the Corporation and a majority of the Rule 12b-1
Directors by votes cast in person at a meeting called for the purpose of voting on the Plan.


         5.  TERMINATION.

         This Plan may be terminated at any time by vote of a majority of the Rule 12b-1 Directors or by vote of a majority of the outstanding voting securities of the Corporation. The Plan shall terminate automatically in the event of its assignment (as defined in the Act).


         6.  AMENDMENTS.

         This Plan may not be amended to increase materially the amount of distribution expenses provided for in paragraph 1 hereof unless such amendment to this Plan shall be approved by the vote of a majority of the outstanding voting securities of the Corporation (as defined in the Act). All material amendments shall be approved by a majority of the Board of Directors of the Corporation and a majority of the Rule 12b-1 Directors by votes cast in person at a meeting called for the purpose of voting on the Plan.


         7.  NON-INTERESTED DIRECTORS.

         While this Plan is in effect, the selection and nomination of the non-interested directors of the Corporation shall be committed to the discretion of such non-interested directors.


         8.  RECORDS

         The Corporation shall preserve copies of this Plan and any related agreements and all reports made pursuant to paragraph 2 hereof, for a period of not less than six years from the date of this Plan or such agreements or reports, as the case may be, and for at least the first two years in an easily accessible place.

         9.  RELATED AGREEMENTS

         Any agreement related to this Plan shall be in writing and shall provide that (a) it may be terminated at any time upon sixty (60) days' written notice, without the payment of any penalty, by vote of a majority of the Rule 12b-1 Directors, or by vote of a majority of the outstanding voting securities of the Corporation; (b) it shall automatically terminate in the event of its assignment (as defined in the Act); and (c) it shall continue in effect for a period of more than one year from the date of its execution or adoption only so long as such continuance is specifically

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approved at least annually by a majority of the Board of Directors of the
Corporation and a majority of the Rule 12b-1 Directors by votes cast in person at a meeting called for the purpose of voting on such agreement.


         IN WITNESS WHEREOF, the Corporation has executed this Plan as of the day and year set forth below.

Date: October 16, 1992

Attest:                                 PACIFIC GLOBAL FUND, INC.
                                             d/b/a PACIFIC ADVISORS FUND INC.


/s/ Kathleen A. Scott                   By:  /s/ George A. Henning
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